Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

Horace Mann names Kimberly Johnson Vice President & Controller

Board also reports quarterly dividend of $0.275

SPRINGFIELD, Ill., May 24, 2017 –Horace Mann Educators Corp. (NYSE: HMN) today named Kimberly Johnson to the position of Vice President & Controller. Johnson will serve as the principal accounting officer for the company and report to Executive Vice President & Chief Financial Officer Bret Conklin.

“Kim has proven her acumen and diligence as a finance leader at Horace Mann,” Conklin said. “Her impressive technical skills combined with her strong leadership skills make her a natural fit for the Controller role.”

Johnson brings nearly 30 years of accounting experience to the role, including 15 years at Horace Mann, most recently as Vice President and Assistant Controller. Before coming to Horace Mann, she served in several roles at MSI Insurance and Ernst and Young, including controller, accountant and auditor.

She has certifications as a public accountant and management accountant, and is an Associate in Reinsurance and a Fellow of the Life Management Institute. She holds a Bachelor of Science in Accounting and a Master of Business Administration, both from University of Minnesota’s Carson School of Management.

In addition, the Board of Directors today resolved that a quarterly dividend of $0.275 per share is hereby declared to be paid to all shareholders of record as of June 14, 2017 and made payable as of June 30, 2017.

About Horace Mann
Horace Mann — the largest national multiline insurance company focusing on educators' financial needs — provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Annual Report on Form 10-K for the period ended December 31, 2016 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.